Exhibit 10.7
Molson Coors Beverage Company
[YEAR] Long-Term Incentive Performance Share Unit Award Notice
This [YEAR] Long-Term Incentive Performance Share Unit Award Notice (this “Award Notice”) evidences the award (the “Award”) of long-term incentive performance share units (“Performance Share Units”) that have been granted to, [NAME], by Molson Coors Beverage Company, a Delaware corporation (the “Company”), subject to your acceptance of the terms of this Award Notice and the [YEAR] Long-Term Incentive Performance Share Unit Award Agreement that is attached to this Award Notice (the “Award Agreement”). Each Performance Share Unit represents your right to receive one share of Class B common stock of the Company, par value $0.01 per share (each, a “Share”) on the date(s) specified in this Award Notice and the Award Agreement for each Performance Share Unit subject to the Award, subject to achievement of the relevant performance criteria as determined at the end of the applicable Performance Period. The Award is granted pursuant to the terms of the Amended and Restated Molson Coors Beverage Company Incentive Compensation Plan (the “Incentive Plan”). Performance Share Units are intended to constitute Performance Shares for purposes of the Incentive Plan.
This Award Notice constitutes part of, and is subject to the terms and provisions of, the Award Agreement and the Incentive Plan, which are incorporated by reference herein. Capitalized terms used but not defined in this Award Notice have the meanings set forth in the Award Agreement or in the Incentive Plan.

Grant Date:	[GRANT DATE]
Target Number of Performance Share Units:	[NUMBER], subject to adjustment as provided under Section 4.4 of the Incentive Plan.
Performance Period:	The Performance Period for the Award is the three-year period beginning on the first day of Fiscal Year [YEAR] and ending on the last day of the Fiscal Year [YEAR].
Vesting Date:	[VESTING DATE]
Settlement Level:	Subject to the provisions of the Award Agreement and the Incentive Plan, as of the Vesting Date, a percentage of the target number of Performance Share Units will vest based on the Company’s achievement of Cumulative Underlying Earnings per Share as modified by Total Shareholder Return (TSR) (relative to the S&P 500 Index), in each case for the Performance Period, as provided under the Award Agreement.
Settlement Date:	Subject to the provisions of the Award Agreement and the Incentive Plan and provided that you remain an employee of the Company or an Affiliate through the Vesting Date, your Award will be settled in Shares, or in cash, or in a combination of Shares and cash, at the Committee’s discretion, as soon as practicable after the Vesting Date, but in no event later than December 31st of the calendar year in which the Vesting Date occurs.
Effect of Termination of Employment:
To the extent not already vested or previously forfeited, a portion of the unvested PSUs will vest and will be adjusted pro-rata by multiplying the Award Amount as of the last day of the vesting period (as though you had remained employed) by a fraction, the numerator of which is the number of full months elapsed in the vesting period prior to the date of your involuntary termination with severance due to restructure or reduction in force, death, disability or Retirement, rounded up, and the denominator of which is the total number of months in the vesting period. Notwithstanding the provisions of the first sentence of this paragraph or any other agreement between you and the Company to the contrary, in the event your employment is terminated prior to the Vesting Date due to your voluntary Retirement, the Award with the Grant Date closest to your retirement date will continue to vest in accordance with its terms so long as the following conditions are satisfied: (a) you work with the Company's CEO (the "CEO") and the Company’s CHRO (the “CHRO”) in good faith to arrive at a mutually agreeable time period for giving the CEO and CHRO prior notice of your intention to retire and a mutually agreeable transition plan for your Retirement; (b) you enter into an extended Confidentiality and Noncompete Agreement on or before your Retirement date; and (c) you continue to comply with the terms and conditions of such Confidentiality and Noncompete Agreement through the Vesting Date of the Award. If such conditions are not satisfied, the provisions of the first sentence of this paragraph will govern. For the avoidance of doubt, if you breach the terms and conditions of the Confidentiality and Noncompete Agreement, the reversion to the first sentence of this paragraph will occur as of the date the CEO first notifies you of its determination that such a breach has occured.

Exhibit 10.7
MOLSON COORS BEVERAGE COMPANY
You must accept this Award Notice and the Award Agreement by logging onto your account with [ ] and accepting this Award Notice and the Award Agreement. If you fail to accept your grant 30 days after the vest, the Performance Share Unit Award will be null and void. By accepting this Performance Share Unit Award, you agree to be bound by all of the provisions set forth in this Award Notice, the Award Agreement and the Incentive Plan.

Attachment:	[YEAR] Long-Term Incentive Performance Share Unit Award Agreement

Exhibit 10.7

[YEAR] LONG-TERM INCENTIVE PERFORMANCE SHARE UNIT AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED
MOLSON COORS BEVERAGE COMPANY INCENTIVE COMPENSATION PLAN
The Company has granted to you a Performance Share Unit Award pursuant to the Incentive Plan. The Performance Share Unit Award is subject to the terms and provisions set forth in this [YEAR] Long-Term Incentive Performance Share Unit Award Agreement (this “Agreement”), the Award Notice that accompanies this Agreement, and the Incentive Plan. The decisions and interpretations of the Committee are binding, conclusive and final upon any questions arising under this Agreement, the Award Notice, or the Incentive Plan.
1. DEFINITIONS. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Agreement shall have the same meanings as in the Incentive Plan.
1.1    “Award Amount” means the number of Performance Share Units, if any, payable with respect to the Performance Share Unit Award, as determined pursuant to Section 3.2 of this Agreement.
1.2    “Award Notice” means the [YEAR] Long-Term Incentive Performance Share Unit Award Notice that accompanies this Agreement.
1.3    “Committee” means the Compensation and Human Resources Committee of the Company's Board of Directors or a subcommittee thereof.
1.4    “Cumulative Underlying Earnings per Share” means total Underlying Earnings per Share for the Performance Period calculated as the sum of the underlying Earnings per Share metric computed for each annual period within the three year performance period, as set forth on Appendix A.
1.5    “Underlying Earnings per Share (EPS)” means total underlying net income (loss) attributable to Molson Coors Beverage Company minus preferred dividends divided by the total number of weighted average outstanding diluted shares for each fiscal period. Underlying net income (loss) attributable to Molson Coors Beverage Company is defined as net income attributable to Molson Coors Beverage Company as presented in our U.S. GAAP financial statements for each fiscal year, adjusted to exclude the impact of certain non-GAAP adjustment items, the related tax effects of non-GAAP adjustment items, and certain other discrete tax items. Non-GAAP adjustment items may include goodwill and other intangible and tangible asset impairments, restructuring and integration related costs, unrealized mark-to-market gains and losses, potential or incurred losses related to certain litigation accruals and settlements, and gains and losses on sales of non-operating assets, among other items. Weighted average diluted shares are calculated based on the treasury stock method under U.S. GAAP.
1.6    “Employer” means the Company and any Affiliate that employs you.
1.7     “Final Award Percentage” has the meaning assigned to such it in Section 3.2(b) of this Agreement.
1.8     “Fiscal Year” means the Company's fiscal year as set forth in the Company's Annual Report on Form 10-K for the relevant fiscal year.
1.9    “Grant Date” means the Grant Date set forth in the Award Notice.
1.10    “Incentive Plan” means the Amended and Restated Molson Coors Beverage Company Incentive Compensation Plan, as in effect from time to time.
1.11    “Performance Level” means the level of performance achieved by the Company during a measurement period (generally, the Performance Period) based on the Company’s achievement of Cumulative Underlying Earnings per Share and Relative TSR as compared to the Target Cumulative Underlying Earnings per Share and Target TSR, respectively, which is used to determine the percentage of Target Performance Share Units that will vest, as set forth in Section 3.2 of this Agreement.
1.12    “Performance Share Unit Award” means the opportunity to earn the Settlement Level of a specified number of Performance Share Units.
1.13    “Performance Share Unit” means an unfunded, unsecured right to receive a Share on the date(s) specified in this Agreement for each Performance Share Unit subject to the Performance Share Unit Award,

Exhibit 10.7
subject to achievement of the relevant performance criteria as determined by the Committee in its sole discretion.
1.14    “Performance Period” means the period designated in the Award Notice.
1.15    “Preliminary Award Percentage” has the meaning assigned to it in Section 3.2(a) of this Agreement.
1.16    “Retirement” means a Separation from Service, other than for Cause as determined solely by the Company, occurring on or after you have both attained age 55 and completed ten years of service with the Employer.
1.17    “Relative TSR” means the TSR Percentile for the Performance Period.
1.18    “Relative TSR Performance Modifier” means the percentage applied to the preliminary award percentage that reflects the achievement of Relative TSR performance against the S&P 500 index as described in Appendix A of this agreement.
1.19    “Separation from Service” means a termination of employment that is a “separation from service” within the meaning of Section 409A of the Code and that is determined in a manner consistent with Section 18.3 and Article 23 of the Incentive Plan.
1.20    “Settlement Level” has the meaning set forth in the Award Notice.
1.21    “Shares” means shares of Class B common stock of the Company, $0.01 per value per share.
1.22    “Target Cumulative Underlying EPS” means the target Cumulative Underlying Earnings per Share for the Performance Period established by the Committee on or around the time it approves the grant of your Performance Share Unit Award and as set forth on Appendix A of this Agreement.
1.23    “Target Performance Share Units” means the target number of Performance Share Units set forth in the Award Notice.
1.24    “Threshold Performance Target” means the objective performance goal or goals established and approved by the Committee in writing for a Potential Section 16 Officer’s Performance Share Unit Award for the Performance Period. The Threshold Performance Target shall be based on the criteria set forth in Section 11.1 of the Incentive Plan as set by the Committee.
1.25    “Total Shareholder Return” or “TSR” means a company’s total shareholder return, calculated based on stock price appreciation during the Performance Period plus the value of dividends paid on such stock during the period (which shall be deemed to have been reinvested in the underlying company’s stock effective the “ex-dividend” date based on the closing price for such company for purposes of measuring TSR).
1.26    “TSR Percentile” means the percentile rank of the TSR for the Shares during a specified period (generally the Performance Period) relative to the TSR for each of the companies in the S&P 500 (the “Index”) at the beginning and throughout such period; provided, however, that for purposes of measuring the TSR Percentile, (i) the Index shall be modified to include any company that ceases to be part of the Index but continues to be a publicly traded company as of the end of the Performance Period; (ii) the Index shall be modified to exclude any company that ceased to be publicly traded as of the end of the Performance Period; and (iii) the beginning and ending TSR values shall be calculated based on the average of the closing prices of the applicable company’s stock on the composite tape for the 20 trading days prior to and including the beginning or ending date, as applicable, of the period.
1.27    “Vesting Date” means the vesting date set forth in the Award Notice.
2. GRANT OF PERFORMANCE SHARE UNIT AWARD.
The Company hereby grants to you the Target Performance Share Units, subject to the terms and provisions set forth in this Agreement, the Award Notice and the Incentive Plan, and subject to adjustment by the Committee as provided in Section 4.4 of the Incentive Plan. Performance Share Units do not constitute issued and outstanding Shares for any corporate purposes and do not confer on you any right to vote on matters that are submitted to a vote of holders of Shares.
3. VESTING; DETERMINATION OF PERFORMANCE LEVEL AND AWARD AMOUNT.
3.1    Threshold Vesting Requirement. Subject to Section 4.2(c) of this Agreement, vesting of the Performance Share Unit Award is subject to the achievement of the Threshold Performance Target for the

Exhibit 10.7
Performance Period and the certification of achievement of such Threshold Performance Target by the Committee. If the Threshold Performance Target for the Performance Share Unit Award is not satisfied, the entire Performance Share Unit Award will be canceled immediately.
3.2    Determination of Performance Level and Award Amount. The Performance Level achieved and the Award Amount shall be determined as follows and approved by the Committee following the conclusion of the Performance Period:
(a)    Determination of the Preliminary Award Percentage. The “Preliminary Award Percentage” shall be the percentage of the Target Performance Share Unit Award attributable to the Company's percentage achievement of the Target Cumulative Underlying EPS over the Performance Period, as set forth on Appendix A attached to this Agreement. If the actual Cumulative Underlying EPS result that is achieved falls between the levels specified on Appendix A, the Preliminary Award Percentage will be interpolated consistent with the range in which the actual result falls between the Threshold and Maximum Performance Levels, as applicable, in accordance with the tables on Appendix A, as conclusively determined by the Committee.
(b)    Determination of Final Award Percentage. The “Final Award Percentage” shall be determined by calculating the Preliminary Award Percentage and modifying the result based on the Relative TSR Percentage Modifier as set forth on Appendix A.
(c)    Determination of Award Amount. Subject to Section 4.2(c) of this Agreement, the Award Amount will be determined as of the last day of the Performance Period. The “Award Amount” shall be an amount equal to the product of the Target Number of Performance Share Units, multiplied by the Final Award Percentage (rounded up to the nearest whole Share), provided that the Final Award Percentage shall not be greater than 240%. The Committee shall have the discretion to reduce, eliminate, or increase the Award Amount for any individual or group, to reflect individual performance, unanticipated factors, or such other factors as it deems appropriate.
4. SETTLEMENT OF PERFORMANCE SHARE UNIT AWARD.
4.1    If the Threshold Performance Target for the Performance Share Unit Award is satisfied and certified by the Committee, then, subject to the terms and provisions of this Agreement and the Incentive Plan, the Award Amount will be paid as follows:
(a)    Usual Timing. If you are subject to U.S. federal income tax, the Award Amount will be paid by your Employer in Shares or in cash, or in a combination of Shares and cash, at the Committee's discretion, as soon as practicable after the Vesting Date, but in no event later than December 31st of the calendar year in which the Vesting Date occurs. In the event the Committee decides that all or a portion of the Award Amount is to be paid in cash, the Award Amount payable in cash will be an amount equal to the aggregate value of the Shares settled in cash, determined as of the close of business on the Vesting Date (or, if the Vesting Date is not a business day, the last day in which Shares were traded prior to the Vesting Date).
(b)    Change in Control. Subject to Article 23 of the Incentive Plan, in the event a Change in Control occurs in accordance with Section 4.2(c) of this Agreement, the Award Amount for an outstanding Award will be payable by your Employer in publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control (“Securities”) or in cash, or in a combination of Securities and cash, at the Committee's discretion, within ninety (90) days following the Vesting Date set forth in the Award Notice. In the event the Committee decides that all or a portion of the Award Amount is to be paid in cash, the Award Amount payable in cash will be an amount equal to the aggregate value of the Securities settled in cash, determined as of the close of business on the last day in the Performance Period (as determined in accordance with Section 4.2(c) of this Agreement) in which Securities were traded. Notwithstanding anything is this Agreement to the contrary, if your employment is terminated in connection with or during the period of two (2) years after a Change in Control, other than for Cause, the Award Amount will be payable as soon as practicable after the date of such termination of employment, but in no event later than December 31st of the calendar year in which such termination of employment occurs. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.
(c)    Eligibility, Clawback. To be eligible for payment of any Award Amount, you must (i) remain continuously employed by the Company or an Affiliate through the Vesting Date (except in the case of death, disability, involuntary termination with severance due to restructure or

Exhibit 10.7
reduction in force or Retirement as described below), and (ii) otherwise have complied with Company and Employer policies (including any applicable restrictive covenants), at all times prior to the actual payment of the Award Amount. The Company’s Executive Incentive Compensation Clawback Policy applies to all Awards to executive officers and directors and may apply, at the discretion of the Committee, to other Award recipients, and you are encouraged to review the Policy. In addition, if the Committee determines within twelve (12) months following the date a Performance Share Unit Award is paid that you, prior to the date of payment of such Performance Share Unit Award, failed to comply with Company and Employer policies (including any applicable restrictive covenants), the Performance Share Unit Award may be subject to clawback in accordance with the Company’s policies.
4.2    Termination of Employment Status and Other Events. Unless otherwise provided by the Committee,
(a)    Termination of Employment Status (other than by reason of death, disability, involuntary termination with severance due to restructure or reduction in force or Retirement). If you initiate a termination of employment (other than in the event of Retirement, involuntary termination with severance due to restructure or reduction in force or disability), or if the Employer initiates your termination of employment whether or not for Cause, in either case prior to the Vesting Date, then the Performance Share Unit Award will thereupon be forfeited and will be cancelled on the date that you cease to be an employee of the Company or an Affiliate.
(b)    Death, Disability, Involuntary Termination with Severance due to Restructure or Reduction in Force or Retirement. If you have a Separation from Service triggered by your death, disability (as determined in the discretion of the Committee), involuntary termination with severance due to restructure or reduction in force or Retirement prior to the Vesting Date, then the Award Amount will not be adjusted unless such Separation from Service occurs before the last day of the Vesting Period, in which case the Award Amount for the Performance Share Unit Award will be adjusted by multiplying the Award Amount as of the last day of the Vesting Date (as though you had remained employed) by a fraction, the numerator of which is the number of full months elapsed in the Vesting Period (from grant date to vest date) prior to the Separation from Service, and the denominator of which is the total number of months in the Vesting Period. The adjusted Award Amount will be paid at the same time as for other Performance Share Unit Awards for the Performance Period.
(c)    Change in Control. The Performance Period will end on the effective date of a Change in Control with respect to your Employer. In that event the Award Amount will be determined by assuming that the Final Award Percentage for the Performance Period equals 100%.
5. MISCELLANEOUS.
5.1    Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of vested Performance Share Units, you will accrue dividend equivalents on Performance Share Units equal to any cash dividend or cash distribution that would have been paid on the Performance Share Unit had that Performance Share Unit been an issued and outstanding Share of Class B common stock of the Company on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Performance Share Unit to which they relate, including any modification for Performance Level (and will be payable with respect to any Shares that are issued or that are withheld pursuant to Section 5.5 in order to satisfy your tax withholding obligations), (ii) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (iii) will not bear or accrue interest. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local taxes, domestic or foreign income withholding taxes as provided in Section 5.5. Upon the forfeiture of the Performance Share Units, any accrued dividend equivalents attributable to such Performance Share Units will also be forfeited.
5.2    No Rights as a Stockholder. Unless otherwise provided in Section 4.4 of the Incentive Plan, you shall not have any of the rights or privileges of a stockholder of the Company with respect to the Performance Share Units or underlying Shares unless and until such Performance Share Units vest and Shares have been delivered to you upon settlement of the Performance Share Units.
5.3    Performance Share Unit Awards Not Transferable. The Performance Share Unit Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee's sole discretion, the Employer's obligation to pay any portion of your Performance Share Unit Award.

Exhibit 10.7
5.4    Beneficiary Designation. In the event of your death prior to the payment of any Performance Share Unit Award to which you are otherwise entitled, payment shall be made to yours then-effective beneficiary or beneficiaries under the Employer-paid group term life insurance arrangement, unless you are a resident of Quebec, Canada. In that case, any beneficiary designation or revocation of such beneficiary designation made by you must be made through a will, a copy of which should be filed with the Committee.
5.5    Withholding Taxes. Your Employer shall have the power and right to deduct or withhold, or require you to remit to your Employer, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law, or regulation to be withheld with respect to any payments under this Agreement. To satisfy any such payment obligation with respect to the issuance or delivery of Shares in settlement of any Performance Share Unit Award, you agree that the Company shall have the right to withhold a number of whole Shares otherwise deliverable to you in settlement of the Performance Share Unit Award having a Fair Market Value (as defined in the Incentive Plan), as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates. Alternatively, the Company may require you, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company or any Affiliate with respect to the Performance Share Unit Award.
5.6    Personal Information. You agree that the Company and its suppliers or vendors may collect, use and disclose your personal information for the purposes of the implementation, management, administration and termination of the Performance Share Unit Award and the Incentive Plan.
5.7    Non-Guarantee of Employment Relationship or Future Awards. Nothing in the Plan, the Award Notice or this Agreement will alter your at-will or other employment status with the Company or an Affiliate, nor be construed as a contract of employment between you and the Company or an Affiliate, or as a contractual right for you to continue in the employ of the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any of your PSUs, or as a right to any future Awards.
5.8    Amendment. The Committee may amend, alter, modify, suspend or terminate the Award Notice or this Agreement at any time and from time to time, in whole or in part. Termination of this Agreement shall be subject to the consideration of the effects thereof under Section 409A of the Code.
5.9    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and any other Employer and, subject to the restrictions on transfer set forth herein, be binding upon you and your heirs, beneficiaries, executors, legal representatives, successors and assigns.
5.10    Integrated Agreement. The Award Notice, this Agreement, and the Incentive Plan constitute the entire understanding and agreement between you and the Company (and any other Employer, as applicable) with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company (and any other Employer, as applicable) with respect to such subject matter other than those as set forth or provided for herein or therein.
5.11    Governing Law. The Award Notice and this Agreement shall be governed by the laws of the State of Wisconsin, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Award Notice and this Agreement to the substantive law of another jurisdiction. You agree to submit to the exclusive jurisdiction and venue of the federal or state courts of Colorado, to resolve any and all issues that may arise out of or relate to the Incentive Plan, the Award Notice or this Agreement.
5.12    Construction. Captions and titles contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when the context indicates otherwise, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
5.13    Conformity. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Incentive Plan. Any conflict between the terms of the Award Notice, this Agreement, and the Incentive Plan shall be resolved in accordance with the terms of the Incentive Plan. Any conflict between the terms of the Award Notice and this Agreement shall be resolved in accordance with the terms of this Agreement. In the event of any conflict between the information provided on any intranet site or internet website or in the prospectus for the Plan and the Award Notice, this Agreement, or

Exhibit 10.7
the Incentive Plan, the Award Notice, Agreement or the Incentive Plan, as applicable, shall govern as provided above.
5.14    Section 409A. Notwithstanding anything to the contrary in this Agreement, any Performance Share Unit Award or portion thereof that is or becomes a 409A Award shall be subject to the provisions of Article 23 under the Incentive Plan.

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Exhibit 10.7

APPENDIX A
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